Exhibit 2








                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         THE CHERRY CORPORATION, SELLER

                                       AND

               SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, PURCHASER

                                       AND

                  SCG HOLDING CORPORATION, PARENT OF PURCHASER





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                                TABLE OF CONTENTS

                                                                            PAGE





ARTICLE I         THE TRANSACTION
         1
         1.1.     Sale of Stock................................................1
ARTICLE II        CONSIDERATION ...............................................1
         2.1.     Purchase Price...............................................1
         2.2.     Payment......................................................1
ARTICLE III       CLOSING .....................................................1
         3.1.     Closing......................................................1
         3.2.     Deliveries by Purchaser......................................2
         3.3.     Deliveries by Seller.........................................2
         3.4.     Closing Actions..............................................3
         3.5.     Determination of Post-Closing Adjustment.....................3
         3.6.     Post-Closing Adjustment For Tax Benefits.....................5
ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF SELLER ....................5
         4.1.     Organization and Qualification...............................6
         4.2.     Capitalization...............................................6
         4.3.     Authority; Non-Contravention; Approvals......................6
         4.4.     Financial Information........................................8
         4.5.     Books and Records............................................8
         4.6.     Absence of Undisclosed Liabilities...........................8
         4.7.     Absence of Certain Changes or Events.........................8
         4.8.     Taxes........................................................9
         4.9.     Interim Change...............................................9
         4.10.    Real Estate..................................................9
         4.11.    Real Estate Leases..........................................10
         4.12.    Employee Plans..............................................10
         4.13.    Material Contracts..........................................11
         4.14.    Intellectual Property and Proprietary Information...........12
         4.15.    Legal Proceedings...........................................13
         4.16.    Compliance with Law.........................................14
         4.17.    Licenses and Permits........................................14
         4.18.    Employees...................................................14
         4.19.    Environmental Matters.......................................14
         4.20.    Brokers' Fees...............................................15
         4.21.    Disclaimer..................................................15
         4.22.    Affiliate Relationships; Indebtedness.......................16
ARTICLE V         REPRESENTATIONS AND WARRANTIES OF PURCHASER ................16
         5.1.     Organization and Qualification..............................16
         5.2.     Authority; Non-Contravention; Approvals.....................16
         5.3.     Litigation..................................................17
         5.4.     Availability of Funds.......................................18
         5.5.     Knowledge of Purchaser......................................18
         5.6.     Purchaser's Business Investigation..........................18
         5.7.     Financial Statements........................................18
         5.8.     Investment Intent...........................................19


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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE


         5.9.     Brokers' Fees...............................................19
ARTICLE VI        COVENANTS OF SELLER ........................................19
         6.1.     Interim Conduct of Business.................................19
         6.2.     Access......................................................20
         6.3.     Records and Documents.......................................20
         6.4.     Consummation................................................21
         6.5.     Hart-Scott-Rodino Consent...................................21
         6.6.     Notification of Certain Matters.............................21
         6.7.     Acquisition Proposals.......................................21
         6.8.     Non-Solicitation............................................22
ARTICLE VII       COVENANTS OF PARENT AND PURCHASER ..........................22
         7.1.     Consummation................................................22
         7.2.     Hart-Scott-Rodino Consent...................................22
         7.3.     Confidentiality.............................................22
         7.4.     Records and Documents.......................................23
         7.5.     Insurance...................................................23
         7.6.     Notification of Breach......................................23
         7.7.     Non-Solicitation............................................23
         7.8.     Conduct of Business by Parent and Subsidiary
                    Pending the Closing.............................. ........23
         7.9.     Control of the Subsidiary's Operations......................24
         7.10.    Cherry Name.................................................24
         7.11.    WARN Act Compliance.........................................26
         7.12.    Notification of Certain Matters.............................26
         7.13.    Directors' and Officers' Indemnification....................26
         7.14.    Trademarks Assignments......................................27
ARTICLE VIII      TAX MATTERS ................................................27
         8.1.     Section 338(h)(10) Elections................................27
         8.2.     Liability for Taxes.........................................27
         8.3.     Tax Proceedings.............................................29
         8.4.     Payment of Taxes............................................29
         8.5.     Tax Returns.................................................29
         8.6.     Tax Allocation Arrangements.................................30
         8.7.     Cooperation and Exchange of Information.....................30
         8.8.     Conflict....................................................30
ARTICLE IX        ADDITIONAL AGREEMENTS ......................................31
         9.1.     Option Plans................................................31
         9.2.     Seller and Subsidiary Benefit Plans.........................31
         9.3.     Certain New Plans...........................................31
         9.4.     Funding of Success Bonus....................................32
         9.5.     No Limitation...............................................32
ARTICLE X         CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
                    AND PURCHASER .................................. .........32
         10.1.    Accuracy of Warranties and Performance of Covenants.........32
         10.2.    No Pending Action...........................................33

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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                            PAGE


         10.3.    Hart-Scott-Rodino...........................................33
         10.4.    Cure Period.................................................33
         10.5.    Parent Required Consents and Approvals......................33
ARTICLE XI        CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER ..............33
         11.1.    Accuracy of Warranties and Performance of Covenants.........33
         11.2.    No Pending Action...........................................34
         11.3.    Hart-Scott-Rodino...........................................34
         11.4.    Cure Period.................................................34
ARTICLE XII       SURVIVAL AND INDEMNIFICATION ...............................34
         12.1.    Survival....................................................34
         12.2.    Indemnification.............................................34
         12.3.    General Provisions Relating to Indemnification..............35
         12.4.    Characterization as Price Adjustment........................38
ARTICLE XIII      TERMINATION ................................................38
         13.1.    Termination or Abandonment..................................38
         13.2.    Effect of Termination.......................................38
ARTICLE XIV       GENERAL PROVISIONS .........................................39
         14.1.    Amendments and Waiver.......................................39
         14.2.    Notices.....................................................39
         14.3.    Expenses....................................................40
         14.4.    Counterparts................................................40
         14.5.    Successors and Assigns; Beneficiaries.......................40
         14.6.    Entire Agreement............................................41
         14.7.    Announcements...............................................41
         14.8.    Partial Invalidity..........................................41
         14.9.    Governing Law; Jurisdiction.................................41
         14.10.   Other Rules of Construction.................................41
         14.11.   Authorship..................................................41
         14.12.   Specific Performance........................................42
         14.13.   Joint and Several Obligations...............................42



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SCHEDULES


       3.5        Net Working Capital Amount
       4.2        Stock Owned by Subsidiaries
       4.3(b)     Consents
       4.3(c)     Seller Required Statutory Approvals
       4.4(a)     Audited Financial Statements
       4.4(b)     Interim Financial Statements
       4.6        Absence of Undisclosed Liabilities
       4.7        Changes
       4.8        Taxes
       4.9        Interim Change
       4.10       Owned Real Estate
       4.11       Real Estate Leases
       4.12       Employee Plans
       4.13       Material Contracts
       4.14(a)    Intellectual Property
       4.14(b)    Infringement of Subsidiary Intellectual Property
       4.15       Legal Proceedings
       4.16       Compliance with Law
       4.18       Employees
       4.19       Environmental Matters
       4.22       Affiliate Relationship/Indebtedness
       5.2        Parent Required Consents and Approvals
       5.7        Financial Statements of Purchaser
       6.1        Interim Conduct of Business from Agreement Date to Closing




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                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT (the "AGREEMENT") is made and entered into this 8th day of March, 2000, by and between SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, a Delaware limited liability company ("PURCHASER"), SCG HOLDING CORPORATION, a Delaware corporation and the parent of the Purchaser ("PARENT"), and THE CHERRY CORPORATION, a Delaware corporation ("SELLER").

         WHEREAS, Cherry Semiconductor Corporation, a Rhode Island corporation (including its subsidiaries where applicable, "SUBSIDIARY"), is a wholly-owned subsidiary of Seller;

         WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase all of the outstanding capital stock of Cherry Semiconductor Corporation ("SUBSIDIARY COMMON STOCK"), subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                 THE TRANSACTION

         1.1. SALE OF STOCK. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller shall sell, transfer and convey to Purchaser and Purchaser shall purchase all of Seller's right, title and interest in and to the Subsidiary Common Stock free and clear of all liens, claims and encumbrances or other restrictions of any kind other than those arising under state and federal securities laws.

                                   ARTICLE II

                                 CONSIDERATION

         2.1. PURCHASE PRICE. The aggregate purchase price for the Subsidiary Common Stock shall be $250 million (the "PURCHASE PRICE").

         2.2. PAYMENT. The Purchase Price shall be payable in cash at the Closing by wire transfer of immediately available funds to an account designated by Seller.

                                  ARTICLE III

                                     CLOSING

         3.1. CLOSING. The transfer of Subsidiary Common Stock contemplated by this Agreement (the "CLOSING") shall take place at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606, on (a) the later of (i) the third business day


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following the date on which the last of the conditions set forth in Articles X and XI is fulfilled or waived or (ii) the day Seller's accounting systems are capable of recording the Closing (which shall be no later than the last day of the month containing such third business day); or (b) at such other time and place as Purchaser and the Seller shall agree. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE." Upon consummation, the Closing will be deemed to take place as of the close of business on the Closing Date (the "EFFECTIVE TIME").

         3.2. DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver the following:


         (a) Two Hundred Fifty Million Dollars ($250,000,000 U.S.) payable by wire transfer of immediately available funds to an account designated by Seller;

         (b) an officer's certificate to the effect that all of Parent and Purchaser's representations and warranties are true and correct in all material respects as if made at and as of the Closing and in the case of representations and warranties made as of a specified date earlier than the Closing Date such date, and to the effect that Parent and Purchaser each have fulfilled all of their respective agreements and covenants and have satisfied all Closing conditions to be performed by them;

         (c) secretary certificates of each of Parent and Purchaser as to the resolutions authorizing the transactions contemplated hereby; and

         (d) such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby.

         3.3. DELIVERIES BY SELLER. At the Closing, Seller shall deliver the following:

         (a) certificates evidencing all of the Subsidiary Common Stock, with fully executed stock powers;

         (b) a legal opinion opining to the subjects of Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.3(b)(ii) and 4.3(c) to the extent typically covered in opinions of Seller's counsel in transactions of this type and subject to typical exceptions and qualifications;

         (c) an officer's certificate to the effect that all of Seller's representations and warranties are true and correct in all material respects as if made at and as of the Closing and in the case of representations and warranties made as of a specified date earlier than the Closing Date, such date and to the effect that Seller has fulfilled all of its agreements and covenants and has satisfied all Closing conditions to be performed by it;

         (d) secretary certificate of Seller as to the resolutions authorizing the transactions contemplated hereby;

         (e) the minute books and stock records of the Subsidiary; and

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         (f) such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement.

         3.4. CLOSING ACTIONS. At the Closing, the articles of incorporation of the Cherry Semiconductor Corporation shall be amended to change the name of the Subsidiary so that neither the word "Cherry" nor any words similar thereto are likely to be confused with the Cherry marks that are part of the name of the Subsidiary.

         3.5. DETERMINATION OF POST-CLOSING ADJUSTMENT.

         (a) As soon as practicable, but in any event no later than thirty (30) days after the Closing Date, Seller shall cause the Subsidiary to prepare a consolidated balance sheet (the "CLOSING DATE BALANCE SHEET") of the Subsidiary as of the Closing Date. The Closing Date Balance Sheet shall not give effect to the transactions contemplated by this Agreement and shall be prepared in accordance with GAAP consistent with the Subsidiary's Audited Financial Statements (as defined in Section 4.4(a)). After Closing, Purchaser and Subsidiary shall permit Seller and its representatives to have reasonable access to Subsidiary's books and records for preparation of the Closing Date Balance Sheet.

         (b) Seller shall cause Arthur Andersen LLC (the "AUDITOR") to audit as soon as practicable but no later than ninety (90) days after the Closing Date the Closing Date Balance Sheet as soon as possible after the completion thereof and Seller shall deliver to the Purchaser upon receipt of the Auditor's opinion with respect thereto, a copy of the Closing Date Balance Sheet and the Auditor's opinion. The Auditor's opinion shall state that the Closing Date Balance Sheet
(i) has been audited in accordance with generally accepted auditing standards,
(ii) has been prepared in accordance with GAAP and (iii) fairly presents the financial condition of the Subsidiary as of the Closing Date. The fees and expenses of the Auditor shall be paid by the Purchaser.

         (c) Concurrently with the delivery of the Auditor's opinion with respect to the Closing Date Balance Sheet, Seller shall cause the Auditor to prepare and deliver to the Purchaser a certificate setting forth the Post-Closing Adjustment (the "AUDITOR'S POST-CLOSING CERTIFICATE"). The "POST-CLOSING ADJUSTMENT" shall be an amount equal to (i) the Net Working Capital of the Subsidiary as of the Closing Date, as determined from the Closing Date Balance Sheet (the "CLOSING DATE NET WORKING CAPITAL AMOUNT"), minus (ii) $27,500,000 minus (iii) the amount of any Indebtedness other than Intercompany Amounts (for purposes of this Agreement the Purchaser agrees that all existing operating leases of Subsidiary, as determined for the Audited Financial Statements, are not capitalized leases).

         (d) Following delivery to the Purchaser of the Auditor's Post-Closing Certificate and the Closing Date Balance Sheet, the Purchaser, Seller and their representatives shall have the right to review all such data and materials (including the Auditor's work papers) as is reasonably necessary to enable the Purchaser, Seller and their representatives to verify the accuracy of the Auditor's Post-Closing Certificate and the information contained therein.


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         (e) If the Purchaser does not give notice in writing to Seller of its objections to any item or items in the Closing Date Balance Sheet or the Auditor's Post-Closing Certificate within forty-five (45) business days after its receipt of the Auditor's Post-Closing Certificate, then the Post-Closing Adjustment shall be deemed to be finally determined for purposes of this Agreement.

         (f) If the Purchaser gives notice in writing to Seller of its objections to any item or items in the Closing Date Balance Sheet or the Auditor's Post-Closing Certificate within forty-five (45) business days after its receipt of the Auditor's Post-Closing Certificate, Purchaser and the Seller shall endeavor to resolve all such objections within forty-five (45) business days after receipt of such notice. Each notice of objections shall outline in reasonable detail the basis for each objection and, wherever reasonably possible, the dollar amount involved. If such notice is timely given and Purchaser and the Seller are able to resolve the disputed matters, then the Post-Closing Adjustment as modified in accordance with the parties' agreement shall be deemed to be finally determined for purposes of this Agreement.

         (g) If Purchaser and the Seller are unable to resolve all such objections within such forty-five (45) business day period, then Purchaser and the Seller shall select a mutually agreed upon independent accounting firm (the "DISPUTE AUDITOR") (which shall be one of the "Big Five" accounting firms) to determine all items in dispute and to deliver a certificate to Purchaser and the Seller as soon as practicable, which certificate shall include such firm's determination of the Post-Closing Adjustment computed pursuant to and in accordance with the provisions of this Agreement, but which otherwise may be in such form and contain such information as such firm, in its sole discretion, deems necessary or appropriate. In resolving such disputes and providing such certificate, the Dispute Auditor shall employ such procedures as it, in its sole discretion, deems necessary or appropriate in the circumstances.

         (h) Upon the receipt by Purchaser and the Seller of the certificate of the Dispute Auditor pursuant to Section 3.5(g), the Post-Closing Adjustment shall be deemed to be finally determined for purposes of this Agreement and shall be binding upon the parties.

         (i) The fees and expenses of the Dispute Auditor shall be borne 50% by Purchaser and 50% by the Seller; provided that if the Dispute Auditor determines that one party's position is completely correct then such party shall not pay any of the fees, costs and expenses charged by the Dispute Auditor and the objecting party shall pay all of such fees, costs and expenses of the independent accounting firm.

         (j) The Purchase Price shall be decreased by the amount by which the Post-Closing Adjustment is negative or increased by the amount by which the Post-Closing Adjustment is positive. Buyer (if the Post-Closing Adjustment is positive) or Seller (if the Post-Closing Adjustment is negative) shall promptly (and in any event within five (5) business days) after the final determination thereof make payment to the other party by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a per annum rate of 5% from the Closing Date to the date of payment. The Post-Closing Adjustment shall be the sole remedy for any matters, facts or circumstances reflected in the calculation of the Post-



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Closing Adjustment, and such matters, facts or circumstances shall not entitle either party to indemnification rights or other damages.

         For purposes of calculating the Net Working Capital Amount, the term "NET WORKING CAPITAL" shall mean Current Assets minus Current Liabilities, as calculated using the methodology set forth on Schedule 3.5. The term "CURRENT ASSETS" and "CURRENT LIABILITIES" shall mean the line items set forth on
Schedule 3.5, which items shall be calculated on the same basis as reflected as line items on the Audited Financial Statements; provided that the Intercompany Amount (see below) shall be excluded, and items classified as current solely as a result of the transactions contemplated by this Agreement (such as long term deferred taxes) shall be excluded. All intercompany trade or other intercompany receivables and payables, and all tax accounts, receivables, payables, or cash overdrafts, current or deferred, short or long-term (collectively, the "INTERCOMPANY AMOUNT"), will be forgiven at Closing by the applicable party without compensation.

         3.6. POST-CLOSING ADJUSTMENT FOR TAX BENEFITS. Parent shall pay to Seller in immediately available funds an amount equal to the amount of any net reduction in taxes actually realized as a result of (i) Seller's payment of a success bonus in connection with the transactions contemplated hereby, (ii) Seller's payment of any excise parachute taxes on behalf of the Subsidiary, and
(iii) the exercise of options on Seller's common stock held by employees of the Subsidiary on or after the Closing Date (collectively, the "TAX BENEFIT"). Within One Hundred Twenty (120) days after the Closing, Purchaser shall deliver to the Seller a certificate setting forth the amount of the Tax Benefit. Purchaser and Subsidiary shall permit Seller and its representatives to have reasonable access to Subsidiary's books and records to verify the Tax Benefit certificate. In the event that Seller gives notice in writing to Purchaser of its objections to the amount of the Tax Benefit, then any dispute arising with respect to the Tax Benefit shall be resolved using the same procedures set forth to resolve disputes under Section 3.5 above.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser, as of the date hereof, and as of the Closing Date, as set forth below. For purposes of this Agreement, a "MATERIAL ADVERSE EFFECT" shall mean any effect which is materially adverse to the business, assets, properties, operations or financial condition of the Subsidiary, when taken as a whole. For purposes of this Agreement, the phrase "TO THE KNOWLEDGE OF SELLER," or other language of similar effect, shall mean to the actual knowledge of Peter B. Cherry, Dan A. King or Alfred S. Budnick. The exceptions, modifications, descriptions and disclosures in any Schedule attached hereto are made for all purposes of this Agreement and are exceptions to all representations and warranties set forth in this Agreement where it is reasonably clear from the face of such exception, modification, description or disclosure that it specifically relates to such other representation or warranty. Disclosure of an item in response to one section of this Agreement shall constitute disclosure in response to every section of this Agreement notwithstanding the fact that no express cross-reference is made where it is reasonably clear from the face of such exception, modification, description or disclosure that it specifically relates to such other representation or warranty. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality.

         4.1. ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized in good standing and validly existing under the laws of Delaware. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect.

         4.2. CAPITALIZATION.

         (a) The authorized capital stock of the Subsidiary consists of 250,000 shares of Subsidiary Common Stock. As of the date of this Agreement, 160,190 shares of Subsidiary Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, and are owned by the Seller.

         (b) Other than the options (the "OPTIONS") issued and outstanding pursuant to the Subsidiary's 1999 Stock Option Plan, as amended (the "OPTION PLAN") (which shall be terminated at the Closing pursuant to Section 9.1), there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights of any kind or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement (together, "RIGHTS"), obligating the Subsidiary or the Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Subsidiary. There are no voting trusts, proxies or other agreements or understandings of any kind to which Subsidiary or the Seller is a party or is bound with respect to the voting of any shares of capital stock of the Subsidiary.

         (c) Seller has good title to the Subsidiary Common Stock, free and clear of all liens, claims and encumbrances.

         (d) Except as set forth on Schedule 4.2, the Subsidiary does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, partnership or joint venture.

         4.3. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

         (a) Seller has full corporate power and authority to enter into this Agreement and, subject to the Seller Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the transactions contemplated hereby. All corporate acts required to be taken by Seller to authorize the execution and delivery of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

         (b) The execution and delivery of this Agreement by the Seller do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge, adverse claim, levy, mortgage, pledge, assessment or encumbrance of any kind upon any of the properties or assets of the Seller or the Subsidiary under any of the terms, conditions or provisions of (i) the respective charters or by-laws of the Seller or the Subsidiary, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Seller or the Subsidiary or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Seller or the Subsidiary is now a party or by which the Seller or the Subsidiary or any of their respective properties or assets may be bound or affected. The consummation by the Seller of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Seller Required Statutory Approvals and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified on Schedule 4.3(b). Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not have a Material Adverse Effect.

         (c) Except for (i) the filing requirements by the Seller and the termination or expiration of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (ii) any required filings with or approvals from applicable state authorities or public service commissions as specified on Schedule 4.3(c) (the filings and approvals referred to in clauses (i) through (ii) are collectively referred to as the "Seller Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect.

         (d) As used in this Agreement, the term "subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, joint venture or other entity of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, joint venture or other entity.

         4.4. FINANCIAL INFORMATION.

         (a) The audited financial statements of the Subsidiary for the two (2) years ended February 28, 1999 (the "AUDITED FINANCIAL STATEMENTS") attached hereto as Schedule 4.4(a) are (i) accurate and complete in all material respects, (ii) in accordance with the books of account and records of Subsidiary in all material respects, and (iii) prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby ("GAAP"). The Audited Financial Statements fairly present in all material respects the consolidated financial position and results of operations and shareholders' equity and cash flows of the Subsidiary and its consolidated subsidiaries, as of the respective dates thereof and for the respective periods covered thereby.

         (b) The interim financial statements (the "INTERIM FINANCIAL STATEMENTS" and together the Audited Financial Statements, the "FINANCIAL STATEMENTS") of the Subsidiary for the nine (9) months ended November 30, 1999 (the "FINANCIAL STATEMENT DATE") attached hereto as Schedule 4.4(b) were prepared from Subsidiary's books of account and records, in accordance with GAAP and consistent with the same accounting principles as used in the preparation of the Financial Statements, except that the Interim Financial Statements have not been audited, are subject to normal year end adjustments and contain no notes which are typically included as part of financial statements prepared in accordance with GAAP. The Interim Financial Statements fairly present in all material respects the consolidated financial position and results of operations and shareholders' equity and cash flows of the Subsidiary and its consolidated subsidiaries, as of the date thereof and for the period covered thereby.

         4.5. BOOKS AND RECORDS. The Seller has previously delivered to Parent copies of minutes of (i) all meetings of the stockholder of the Subsidiary (whether annual or special) and (ii) actions by written consent in lieu of a Subsidiary stockholder meeting from March 1, 1997, until the date hereof.

         4.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
Schedule 4.6 hereto, the Subsidiary had not at November 30, 1999, nor has incurred since that date, any liabilities or obligations of Subsidiary (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Financial Statements or Interim Financial Statements or reflected in the notes thereto or (ii) which were incurred after November 30, 1999, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Material Adverse Effect or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the financial statements of the Subsidiary prepared in accordance with GAAP consistently applied and which were incurred in the ordinary course of business.

         4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 4.7, since November 30, 1999, there has not been any change in the business, operations, properties, assets, liabilities, financial condition or results of operations of the Subsidiary and its subsidiaries, taken as a whole that would have a Material Adverse Effect, except for changes that affect the industries in which the Subsidiary operates generally. Since November 30, 1999, neither Seller nor the Subsidiary have taken any actions that would be prohibited after the date of this Agreement pursuant to Section 6.1 hereof.

         4.8. TAXES.

         (a) The Seller and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a Material Adverse Effect, and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all past and current periods. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Services ("IRS") or any other governmental taxing authority with respect to Taxes which, if decided adversely would have a Material Adverse Effect. Except as set forth on Schedule 4.8, neither the Seller nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Seller has not filed an election under Rev. Proc. 91-11, 1991-1 C.B. 470, as modified by Rev. Proc. 91-39, 1991-2 C.B. 694, or Rev. Proc. 95-39, 1995-2 C.B. 399.

         (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

         (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

         4.9. INTERIM CHANGE. Except as set forth in Schedule 4.9, since November 30, 1999, the Subsidiary has been operated in the ordinary course, consistent with past operations.

         4.10. REAL ESTATE.

         (a) Schedule 4.10 sets forth an accurate and complete list of each parcel of real property owned by Subsidiary (the "OWNED REAL ESTATE"). Subsidiary is the sole legal and equitable owner of all right, title and interest in and has title in fee simple to, and is in possession of, all Owned Real Estate which it purports to own, including the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens (together, "ENCUMBRANCES"), except as set forth on Schedule 4.10 or except in such instances as could not reasonably be expected to result in a Material Adverse Effect.

         (b) Except for the FAA towers on the Owned Real Estate, no portion of any Owned Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and, to the knowledge of Seller, no such condemnation, requisition or taking is threatened or contemplated.

         (c) To Seller's knowledge, the Owned Real Estate is in compliance in all material respects with all applicable zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations, except for such instances as could not reasonably be expected to result in a Material Adverse Effect. To Seller's knowledge, the zoning of each parcel of Owned Real Estate permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the business of the Subsidiary as presently conducted thereon, except for such instances as could not reasonably be expected to result in a Material Adverse Effect.

         4.11. REAL ESTATE LEASES . Schedule 4.11 sets forth a list of all real property leased, subleased, licensed and/or occupied by the Subsidiary (the "LEASED REAL ESTATE"). Schedule 4.11 identifies the lease or sublease and street address or other description with respect to each parcel of Leased Real Estate (the "REAL ESTATE Leases"). The Subsidiary is currently in peaceable possession of the premises covered by each Real Estate Lease. True and correct copies of each Real Estate Lease have been provided to Parent.

         4.12. EMPLOYEE PLANS.

         (a) Schedule 4.12 lists all of the existing employee compensation and benefit plans and all stock option or other equity based, bonus, incentive and deferred compensation, severance or other termination, employment, consulting and non-competition plans, programs, arrangements or agreements which are entered into, sponsored, maintained or contributed to by Seller or the Subsidiary for the benefit of the employees of the Subsidiary (collectively, the "SELLER BENEFIT PLANS"). With respect to any Seller Benefit Plans: (a) there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of Seller, threatened, and Seller does not have any knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course), which could subject Subsidiary or Purchaser to any liability from and after the Closing Date; (b) to the knowledge of Seller, none of Seller or any entity that together with the Seller is treated as a single employer under
Section 414(b), (c) or (m) of the Code or any other person has engaged in a prohibited transaction, as such term is defined in Code Section 4975 or ERISA
Section 406, which would subject Subsidiary or Purchaser to any taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(i); (c) no event has occurred and no condition exists that could, directly or indirectly, subject Subsidiary or Purchaser to any tax or penalty under Code Sections 511, 4971, 4972, 4977, 4978, 4978A, 4979, 4979A,
4980B or 5000, or to liability under Title I or Title IV of ERISA; and (d) Seller's Savings and Retirement Plan is intended to qualify under Section 401(a) of the Code and it has received a favorable determination letter issued by the Internal Revenue Service and, to the knowledge of Seller, no event or circumstance exists that has adversely affected or is likely to adversely affect such qualification.

         (b) Except as set forth in Schedule 4.12, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (A) entitle any current or former employee, consultant, officer or director of the Subsidiary to any increased or modified benefit or payment; (B) increase the amount of compensation due to any such employee, consultant, officer or director, (C) accelerate the vesting, payment or funding of any compensation, stock-based benefit, incentive or other benefit (other than Seller's Savings and Retirement Plan); (D) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (E) cause any compensation to fail to be deductible under Section 162(m), or any other provision of the Code.

         (c) With respect to those Seller Benefit Plans that are listed on
Schedule 4.12 under the heading "Subsidiary Plans" (the "Subsidiary Plans"), (i) each such Subsidiary Plan has been operated and administered in material compliance with all applicable laws, statutes and regulations, except for any failures to comply that, individually or in the aggregate, would not reasonably be expected to result in material liability of the Subsidiary or any of its subsidiaries, (ii) no Subsidiary Plan is intended to qualify under Section 401(a) of the Code or is subject to Section 412 of the Code or Title IV of ERISA and (iii) all contributions, premiums and expenses due or payable under or in respect of such Subsidiary Plans have been paid on a timely basis or, to the extent not yet due, have been adequately accrued on the Subsidiary's financial statements.

         4.13. MATERIAL CONTRACTS. Schedule 4.13 sets forth an accurate list of all Contracts (as defined below) related to the business of the Subsidiary to which the Subsidiary is a party or is otherwise bound meeting any of the descriptions set forth below (the "MATERIAL CONTRACTS"):

         (a) all Real Estate Leases requiring annual payments in excess of $250,000;

         (b) all lease agreements and management contracts with an annual revenue in excess of $250,000;

         (c) all management and service contracts and purchase orders and other contracts for the purchase of materials or services requiring annual payments in excess of $250,000;

         (d) all machinery leases, equipment leases and other personal property leases requiring annual payments in excess of $250,000;

         (e) all Contracts between or among the Seller and the Subsidiary and any of their respect subsidiaries, affiliates, employees or directors, including any intercompany Indebtedness;

         (f) all Contracts with any person containing any provision or covenant prohibiting or materially limiting the ability of the Subsidiary to engage in any business activity or compete with any person or prohibiting or materially limiting the ability of any person to compete with the Subsidiary;

         (g) all material partnership, joint venture, strategic alliance or other collaborative Contracts;

         (h) all Contracts under which any material Indebtedness of the Subsidiary has been or may be created, incurred, assumed or guaranteed (excluding routine checking account overdraft agreements involving petty cash amounts);

         (i) all Contracts that (i) limit or contain restrictions on the ability of the Subsidiary to pay dividends or any other distributions on or otherwise issue, redeem or otherwise dispose of its capital stock, to incur indebtedness, to incur or suffer to exist any encumbrances, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (ii) require the Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

         (j) all other material Contracts not entered into in the ordinary course.

For purposes of this Agreement, "CONTRACT" shall mean any binding contract or agreement, whether written or oral, manifesting an agreement or understanding between two or more parties. "INDEBTEDNESS" of any person means each and every obligation of such person which is either (i) an obligation for borrowed money,
(ii) an obligation evidenced by notes, bonds, debentures or similar instruments,
(iii) capitalized lease obligations, (iv) cash overdrafts, or (v) any obligation in the nature of guarantees of the obligations described in clauses (i) through
(iv) above of any person; provided, however, that Indebtedness shall not mean trade payables or accruals incurred in the ordinary course of business.

         Except as set forth on Schedule 4.13, each Material Contract is valid and binding and is in full force and effect as to Subsidiary or Seller, as applicable, assuming the other party thereto is bound which, to Seller's knowledge, is the case for each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a material default under or a material breach of any Material Contract by Subsidiary or Seller, as applicable, or, to the knowledge of Seller, by any other party thereto which could reasonably be expected to result in a Material Adverse Effect.

         4.14. INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION.

         (a) For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean all proprietary and other rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, including all applications for registration therefor and all renewals, modifications and extensions thereof ("TRADEMARKS"); (ii) patents, including design patents and utility patents, reissues, divisions, continuations-in-part and extensions thereof, in each case including all applications therefor ("PATENTS"); (iii) inventors' certificates and invention disclosures; (iv) works of authorship, whether copyrightable or not, copyrights, copyright registrations and applications for registration of copyrights and all renewals, modifications and extensions thereof, mask works, moral rights and design rights ("COPYRIGHTS");
(v) computer systems, including programs, software, object and source code, databases, algorithms, and documentation therefor, in each case including all copyrights therefor ("COMPUTER SYSTEMS"); (vi) trade secrets and other protectible information, including ideas, formulas, compositions, technical documentation, operating manuals and guides, plans, designs, sketches, inventions, production molds, product specifications, engineering reports and drawings, manufacturing and production processes and techniques; drawings, specifications, research records, invention records and technical data; and all other know-how, protected by patent, copyright or trade secret law; (vii) registrations of, and applications to register, any of the foregoing with any Governmental Authority and any renewals or extensions thereof ("REGISTRATIONS");
(viii) the goodwill associated with each of the foregoing; and (viii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case in any jurisdiction.

         (b) Immediately after the Closing, Subsidiary shall retain all of its right, title and interest in or rights under Contract to use all material Intellectual Property Rights set forth on Schedule 4.14(a) and Attachment A to
Schedule 4.14(a) and used in or necessary to the conduct of its business as presently conducted, except for the Cherry names and marks identified in paragraph 7.10(a) hereto and subject to the limited trademark license of paragraph 7.10(b) (the "SUBSIDIARY INTELLECTUAL PROPERTY"). To Seller's knowledge, the Subsidiary is not infringing any Intellectual Property of any other person and, to Seller's knowledge, no claim is pending asserting any such infringement. Except for the agreements listed under the caption "Royalties and/or Licenses" on Schedule 4.14(a), the use of the Subsidiary Intellectual Property or the manufacturing and sale of products by the Subsidiary will not require the payment of any royalties by Subsidiary to any person after the acquisition of Subsidiary Common Stock hereunder. Schedule 4.14(a) and Attachment A to Schedule 4.14(a) list all material Patents, Trademarks, Copyrights, Computer Systems (other than commercially-available software used pursuant to a "shrink-wrap" license) and Registrations owned by the Subsidiary and all material Contracts relating to a license or sublicense or other right to use any Subsidiary Intellectual Property granted by or to the Subsidiary. To Seller's knowledge, except as set forth on Schedule 4.14(b), no other person is presently infringing upon any Subsidiary Intellectual Property.

         4.15. LEGAL PROCEEDINGS. Except as set forth in Schedule 4.15, (a) neither the Subsidiary nor the Seller is engaged in or a party to any action, suit or other legal proceeding involving the Subsidiary or that will have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby, (b) to the knowledge of Seller, neither the Subsidiary nor the Seller is threatened with any action, suit or other legal proceeding involving the Subsidiary, (c) Seller has no knowledge of any investigation threatened by any governmental or regulatory authority with respect to the Subsidiary or that will have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby, and (d) neither the Seller nor the Subsidiary is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency directly applicable thereto affecting the Subsidiary or that will have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby.

         4.16. COMPLIANCE WITH LAW. Except as set forth on Schedule 4.16, the operation of the business of the Subsidiary complies as of the date hereof in all material respects with all applicable statutes, codes, laws, ordinances, rules and regulations, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect.

         4.17. LICENSES AND PERMITS. Subsidiary currently has all of the licenses and permits from all Federal, state, local and foreign authorities as are necessary for the conduct of the business of the Subsidiary as currently conducted as of the date hereof, except where the failure to have any license or permit could not reasonably be expected to result in a Material Adverse Effect.

         4.18. EMPLOYEES.

         (a) Subsidiary has paid or properly accrued for all wages, salaries, commissions, bonuses and other cash compensation (other than accrued vacation, holiday and sick pay) to which employees and former employees of the Subsidiary are entitled to as of the Closing. Schedule 4.18 contains a list of the employees of the Subsidiary as of the date of this Agreement having a base salary in excess of $105,000.

         (b) Except as set forth on Schedule 4.18, with respect to the current and former employees of the Subsidiary (i) to the knowledge of Seller, Subsidiary has complied in all material respects with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours, except in such instances as could not reasonably be expected to result in a Material Adverse Effect, (ii) Subsidiary is not a party to or bound by, any collective bargaining agreement or other written contract concerning employment, or any affirmative action plan established pursuant to any local, state or federal law or order of any governmental body or court affecting the Subsidiary, and (iii) there is no labor strike or labor dispute, slowdown or stoppage actually pending or to Seller's knowledge, threatened against or affecting the Subsidiary and the Subsidiary has not experienced any labor strikes or material labor disputes, slowdowns or stoppages during the past five years.

         4.19. ENVIRONMENTAL MATTERS.

         (a) Except as set forth on Schedule 4.19, the location, construction, occupancy, maintenance, operation and use of the Owned Real Estate or the Leased Real Estate, are each in material compliance with all applicable Environmental Laws.

         (b) Except as set forth on Schedule 4.19, or as permitted in accordance with any applicable Environmental Laws, there are no Pre-Closing Environmental Conditions.

         (c) Except as set forth on Schedule 4.19, neither Subsidiary nor Seller (in respect to the Owned Real Estate, Leased Real Estate or operations or activities of Subsidiary) has received any notice, request for information, complaint or administrative or judicial order in the past three years, and there is no investigation, action, suit or proceeding pending, and no threatened, alleged or asserted actual or potential liability under any Environmental Law or arising from or related to a release or threatened release of Hazardous Materials.

         (d) Seller has made available to Parent copies and results of all material reports, studies, analyses, tests or monitoring results possessed or initiated by Seller pertaining to Hazardous Materials in, on or under the Owned Real Estate or the Leased Real Estate or concerning compliance with Environmental Laws (collectively, the "ENVIRONMENTAL REPORTS"). The representations and warranties contained in this Section 4.19 are deemed to be made subject to and modified by the disclosures set forth in Schedule 4.19 and this Section shall not be deemed to be breached with respect to any matter disclosed in Schedule 4.19.

"ENVIRONMENTAL LAWS" means all present federal, regional and local administrative, regulatory and judicial laws, rules, statutes, codes, ordinances, regulations, licenses, permits, rulings, injunctions, decrees and judgments, which are in effect on the date hereof relating to the protection of human health, safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

"HAZARDOUS MATERIALS" shall mean any solid, liquid or gaseous material which is now defined, listed or identified as "HAZARDOUS" (including "SUBSTANCES" or "WASTES"), "TOXIC", a "POLLUTANT" or a "CONTAMINANT" pursuant to any Environmental Law which is applicable to the site in question, including asbestos, chlorinated solvents, polychlorinated biphenyls, radon, fuel oil, petroleum (including its derivatives, by-products or other hydrocarbons) and any other materials, which are dangerous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or which are prohibited, limited, controlled or regulated under any applicable Environmental Law.

"PRE-CLOSING ENVIRONMENTAL CONDITIONS" shall mean any environmental conditions, environmental liabilities or the presence or release of Hazardous Materials at or related to the Owned Real Estate or the Leased Real Estate or operations thereon prior to the Closing Date; provided that Pre-Closing Environmental Conditions shall not include the presence of tetrachloroethene (PCE) which is either (i) addressed in the Settlement Agreement and Covenant Not To Sue - Re property at 1900 South County Trail Case #97-058 (Brownfield Agreement) or (ii) identified in the Johnson Company reports and studies completed by or on behalf of Purchaser and Parent (including any PCE contamination related to the PCE contamination identified in those reports and studies).

         4.20. BROKERS' FEES. Neither the Subsidiary nor Seller have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or the Subsidiary is or will become liable or obligated.

         4.21. DISCLAIMER. The representations and warranties set forth in this
Article IV are the only representations and warranties made by Seller with respect to the Subsidiary. Except as specifically set forth herein, Seller is selling the Subsidiary to Purchaser "AS IS" and "WHERE IS" and with all faults. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Seller makes no representation or warranty as to the accuracy or reliability of any forecasts or projections of revenues, sales, expenses or profits of the Subsidiary. Notwithstanding the foregoing, Seller shall not be relieved of any liability for, and this Section 4.21 shall in no way affect, a claim for actual fraud.

         4.22. AFFILIATE RELATIONSHIPS; INDEBTEDNESS. At the Closing, except as set forth on Schedule 4.22, the Subsidiary will be in possession of, and have or at the Closing will have marketable title to, valid leasehold interests in or valid rights to use, all real and tangible personal property which is used by Subsidiary in connection with its business and that historically have been held by Seller or any of its affiliates. Except as reflected in the Financial Statements or on Schedule 4.22, there is no Indebtedness between the Subsidiary and Seller or its affiliates. At the Closing, the Subsidiary will have no Indebtedness to any person, including Seller or any of its affiliates, except for trade payables or accruals incurred in the ordinary course of business.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser and Parent jointly and severally hereby represent and warrant to Seller as of the date hereof, and as of the Closing Date, as set forth below. For purposes of this Agreement, the phrase "to the knowledge of Purchaser or Parent" or other language of similar effect, shall mean to the actual knowledge of Steve Hanson, Dario Sacomani, Samuel Anderson or Ralph Quinsey.

         5.1. ORGANIZATION AND QUALIFICATION. Each of Parent and Purchaser is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

         5.2. AUTHORITY; NON-CONTRAVENTION; APPROVALS. Except as set forth on
Schedule 5.2:

         (a) Parent and Purchaser each have full corporate power and authority to enter into this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 5.2(c)), to consummate the transactions contemplated hereby. All corporate acts required to be taken by Parent and Purchaser to authorize the execution and delivery of this Agreement and all transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each of Parent and Purchaser, and, assuming the due authorization, execution and delivery hereof by Seller, constitutes a valid and legally binding agreement of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

         (b) The execution and delivery of this Agreement by each of Parent and Purchaser do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Purchaser or any of their respective subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or Purchaser or any of their respective subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or Purchaser or any of their respective subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Purchaser or any of their respective subsidiaries is now a party or by which Parent or Purchaser or any of their respective subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and Purchaser of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole.

         (c) Except for the filing requirements by Parent and the expiration or termination of waiting periods under the HSR Act (the "PARENT REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent and Purchaser of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole.

         5.3. LITIGATION. Neither Parent nor Purchaser is engaged in or a party to, or, to the knowledge of Parent, threatened with any action or suit or other legal proceeding that would have a material adverse effect on its ability to consummate this Agreement and the transactions contemplated thereby. Parent has no knowledge of any investigation threatened by any governmental or regulatory authority that would have a material adverse effect on its ability to consummate this Agreement and the transactions contemplated thereby. Neither Parent, Purchaser nor any of their respective subsidiaries is subject to any judgment or decree of any court or any governmental agency directly applicable thereto that would have a material adverse effect on its ability to consummate this Agreement and the transactions contemplated thereby.

         5.4. AVAILABILITY OF FUNDS. Prior to the date hereof, Parent has delivered to Seller true and correct copies of the commitment letter and related documents (the "Financing Commitments") providing for the financing of the transactions contemplated hereby (the "Financing"). The Financing Commitments are binding commitments and have not been amended or modified or withdrawn or rescinded in any respect. The funds to be made available to Purchaser through the Financing, together with funds otherwise available to Purchaser, will be sufficient to enable Parent and Purchaser to consummate the transactions contemplated hereby on a timely basis. Except for the consents and approvals described on Schedule 5.2, neither Parent nor Purchaser know of any facts or circumstances that would affect their ability to complete the Financing.

         5.5. KNOWLEDGE OF PURCHASER. Except as disclosed to Seller, neither Parent nor Purchaser has any actual knowledge of any information which makes, or if known to Seller would make, any representation, warranty or covenant of Seller contained herein untrue. Except as disclosed to Seller, neither Parent nor Purchaser has any knowledge of any facts or circumstances which would constitute a breach of any representation, warranty or covenant of Seller contained herein, or which would, with the passage of time or adequate notice or both, constitute such a breach, or which would entitle either Parent or Purchaser to make a claim for indemnification under this Agreement. Parent and Purchaser have reviewed and understand the terms and use restrictions of the Lemelson License set forth on Schedule 4.14, including an option for Subsidiary to acquire at its expense, after the Sale of Subsidiary Common Stock, extended license rights during a limited ninety (90) day period specified in the Lemelson License. Parent and Purchaser understand and agree that the terms of the Lemelson License shall be maintained in confidence as provided therein.

         5.6. PURCHASER'S BUSINESS INVESTIGATION. Parent and Purchaser have conducted such investigation of the Subsidiary as they have deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Parent and Purchaser have reviewed all of the documents, records, reports and other materials identified in the Schedules hereto, and is familiar with the content thereof. Parent and Purchaser acknowledge that they have been given access to and has visited and examined the assets and operations of the Subsidiary and the premises of the Subsidiary and are familiar with the condition thereof. For the purpose of conducting these investigations, Parent and Purchaser have employed the services of their own agents, representatives, experts and consultants. In all matters affecting the condition of the Subsidiary's assets or the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Parent and Purchaser are relying upon the advice and opinion offered by their own agents, representatives, experts, consultants, employees and officers. All materials and information requested by Parent and Purchaser have been provided to Parent and Purchaser to Parent's satisfaction.

         5.7. FINANCIAL STATEMENTS. The audited income statement of the Parent for the period ended December 31, 1999, and the balance sheet at the end of such period attached hereto as Schedule 5.7, were prepared in conformity with generally accepted accounting principles (except as set forth therein) and when taken as a whole, present fairly, in all material respects, the financial position of the Parent at the date indicated therein and the results of operations for the period indicated therein.

         5.8. INVESTMENT INTENT. Purchaser and Parent acknowledge that the Subsidiary Common Stock has not been, and will not be as of the Closing Date, registered under the Securities Act of 1933, as amended, or the securities laws of any state or other regulatory body and is being offered and sold in reliance upon federal and state exemptions. Purchaser and Parent are acquiring the Subsidiary Common Stock for their own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Purchaser and Parent are sophisticated investors, familiar with the business so that they are capable of evaluating the merits and risks of their investment in the Subsidiary Common Stock. Purchaser and Parent have had the opportunity to investigate on their own the business of the Subsidiary and the management and financial affairs of the Subsidiary and have had the opportunity to review the Subsidiary's operations and facilities.

         5.9. BROKERS' FEES. Neither Parent nor Purchaser have any liability or obligation to pay any fees or commissions to any broker, employee, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                                   ARTICLE VI

                               COVENANTS OF SELLER

         6.1. INTERIM CONDUCT OF BUSINESS. Except as set forth on Schedule 6.1 or as otherwise specifically provided herein, from the date hereof until the Closing, Seller shall operate the Subsidiary consistent with past practice and in the ordinary course of business in all material respects, and shall use reasonable efforts to preserve intact the Subsidiary's business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates. Except as expressly contemplated by this Agreement, as required by a governmental authority of competent jurisdiction or as set forth on Schedule 6.1, without the prior written consent of Purchaser, Seller will not, and will cause Subsidiary not to:

         (a) Capital Stock. (i) Issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional shares of capital stock to become subject to Options, other Rights or similar stock-based employee rights or (iv) permit the exercise of any Options.

         (b) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, or declare or make any distribution on any shares of Subsidiary Common Stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Subsidiary Common Stock.

         (c) Compensation; Employment Agreements; Etc. Enter into or amend any employment, consulting, severance or similar agreements or arrangements with any of the directors, officers or employees or former directors, officers or employees of the Subsidiary, or grant any salary or wage increase, make any award or grant under the Option Plan or any similar plan of the Seller or increase any employee benefit (including incentive or bonus payments) relating to any employee of Subsidiary, except (i) in the ordinary course of business consistent with past practices, (ii) for changes required by law, or (iii) to satisfy contractual obligations existing as of the date hereof.

         (d) Benefit Plan. Enter into or amend in any material respect (except
(i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof or (iii) as expressly provided for herein) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare plan disproportionately affecting employees of the Subsidiary.

         (e) Acquisitions and Dispositions.

               (i) Other than the acquisition of assets used in the operations of the business of the Subsidiary in the ordinary course, acquire on behalf of the Subsidiary all of the assets, business or properties of any other entity.

               (ii) Other than in the ordinary course of business consistent with past practices, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, business or properties.

         (f) Indebtedness and Encumbrances. Other than in the ordinary course of business consistent with past practices, incur any Indebtedness or voluntarily incur any Encumbrance on any assets or properties of the Subsidiary.

         (g) Capital Expenditures. Commit or authorize to be made after Closing capital expenditures or commitments on behalf of the Subsidiary for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $1,000,000.

         6.2. ACCESS. From the date hereof through the Closing Date, Seller shall give Parent and its representatives access during normal business hours and under reasonable circumstances to all properties and records of the Subsidiary, to senior employees of Subsidiary (which shall mean Al Budnick and those employees who report directly to Al Budnick), and all financial and other information in its possession relating to the Subsidiary as Parent may from time to time reasonably request. Parent shall not contact any other employee or any customer, supplier, landlord or tenant of Seller without the prior consent of an authorized officer of Seller, which will not be unreasonably withheld.

         6.3. RECORDS AND DOCUMENTS. Following the Closing Date, Seller shall grant to Parent and its representatives, at Parent's reasonable request, reasonable access to and the right to make copies at its expense of those records and documents in Seller's possession related to the Subsidiary as may be reasonably necessary for Purchaser's operation of the Subsidiary after the Closing. Seller shall deliver to Purchaser copies of Subsidiary's year end audited financial statements for the year ended February 29, 2000 upon their completion and shall use its commercially reasonable efforts to deliver such financial statements before the Closing Date.

         6.4. CONSUMMATION. Subject to the terms and conditions provided herein, Seller agrees to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms; except that this covenant shall not require Seller to make any payment or incur any economic burden not provided for herein.

         6.5. HART-SCOTT-RODINO CONSENT. As promptly as possible, but in any event not later than five (5) business days after the execution hereof, Seller shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") a premerger notification in accordance with the HSR Act with respect to the sale of the Subsidiary pursuant to this Agreement. Seller shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

         6.6. NOTIFICATION OF CERTAIN MATTERS. Seller agrees to give prompt notice to Parent of, and to use its reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.7. ACQUISITION PROPOSALS. Seller shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Purchaser with respect to any Acquisition Proposal. Seller shall not, and shall cause its subsidiaries and the officers, directors, agents and advisors of Seller and its Subsidiaries not to, initiate, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal. For the purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean (a) a merger or consolidation, or any similar transaction, involving the Subsidiary, (b) a purchase or other acquisition of substantially all of the business assets of the Subsidiary, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange, tender or exchange offer or otherwise) of beneficial ownership of the Subsidiary Common Stock, (d) any substantially similar transaction, or (e) any inquiry or indication of interest with respect to any of the foregoing, in each case other than the transactions contemplated by this Agreement. Seller shall notify Parent immediately upon receipt of any Acquisition Proposal (including the material terms thereof except for the identity of the parties).

         6.8. NON-SOLICITATION. For the period beginning on the date hereof and ending three (3) years from the earlier to occur of the Closing or the date this Agreement is terminated, none of Seller nor any of its representatives (as defined in the Confidentiality Agreement dated January 13, 2000) will (a) solicit for employment or employ any employees of the Subsidiary or cause any employees of the Subsidiary to leave the employment of the Subsidiary and work for the Seller or any or its representatives; provided, however, that the foregoing shall not apply to employees of the Subsidiary hired by the Seller or any of its representatives as a result of the use of general solicitation (such as an advertisement) not specifically directed to employees of the Subsidiary, or (b) intentionally and purposefully interfere with any relationships between Subsidiary and its existing customers, lessors, lessees or suppliers.

                                  ARTICLE VII

                        COVENANTS OF PARENT AND PURCHASER

         7.1. CONSUMMATION. Subject to the terms and conditions provided herein, Parent and Purchaser each agree to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms.

         7.2. HART-SCOTT-RODINO CONSENT. As promptly as possible, but in any event not later than five (5) business days after the execution hereof, Parent and Purchaser shall file with the FTC and the Antitrust Division, including payment of the required filing fee, a premerger notification in accordance with the HSR Act with respect to the purchase of the Subsidiary pursuant to this Agreement. Parent and Purchaser shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings and shall diligently take, or cooperate in the taking of, all steps that are necessary or desirable and proper to expedite the termination of the waiting period under the HSR Act.

         7.3. CONFIDENTIALITY. In addition to its obligations under the Confidentiality Agreement dated January 13, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Parent and Purchaser agree shall remain in full force and effect, Parent and Purchaser each agree that they will not disclose, nor will they permit any of their employees, agents or representatives to disclose, to any third party any confidential information obtained from Seller or the Subsidiary in connection with this Agreement, including any information provided pursuant to Section 6.2, or the fact that discussions regarding this transaction are taking place, except as required by law or regulation. Upon consummation of the transactions contemplated hereby, solely with respect to confidential information relating to the Subsidiary, obligations under the Confidentiality Agreement and this Section 7.3 shall terminate. If this Agreement is terminated without consummation of the transactions contemplated hereunder, promptly after termination, Parent and Purchaser shall each destroy or return to Seller all such confidential information, including any copies, extracts or other reproductions in whole or in part. Such return or destruction shall be certified in writing to Seller by an authorized officer of Parent. The provisions of this Section 7.3 shall survive any termination of this Agreement.

         7.4. RECORDS AND DOCUMENTS. Following the Closing Date, Parent and Purchaser shall each grant to Seller and its representatives, at Seller's reasonable request, reasonable access to and the right to make copies at its expense of those records and documents covering any period prior to the Closing related to the Subsidiary as may be reasonably necessary for litigation, preparation of financial statements, the 338(h)(10) election, tax returns and audits or other valid business purposes. If either Parent or Purchaser elect to dispose of such records for six years after the Closing, Parent or Purchaser as applicable shall first give Seller sixty (60) days' written notice, during which period Seller shall have the right to take such records without further consideration; provided, however, that Purchaser may maintain such books, records and other data in microfiche, magnetic or other readily reproducible form in lieu of retaining the originals thereof.

         7.5. INSURANCE. Purchaser shall procure and maintain insurance with carriers and in a form and with such limits as may be reasonably appropriate for the business as conducted by Purchaser. In addition, for a period of six (6) years following the Closing, Seller and its successors and assigns shall be named as additional insureds on all such liability insurance policies carried by Purchaser. Purchaser shall provide Seller with a certificate of insurance evidencing the foregoing. All premiums, assessments and other charges incurred in maintaining such insurance in full force and effect, as well as the payment of any deductibles or self-insured retentions, shall be the sole responsibility of Parent and Purchaser.

         7.6. NOTIFICATION OF BREACH. Purchaser shall promptly notify Seller of any information which makes, or if known to Seller would make, any representation, warranty or covenant of Seller contained herein untrue. If a breach is cured (whether or not subject of a notice) prior to the Closing, such breach shall be deemed not to have occurred for all purposes of this Agreement.

         7.7. NON-SOLICITATION. For the period beginning on the date hereof and ending three (3) years from the earlier to occur of the Closing or the date this Agreement is terminated, none of Purchaser nor Parent nor any of their respective representatives (as defined in the Confidentiality Agreement) will
(a) solicit for employment or employ any employees of the Seller or any of its subsidiaries or cause any employees of the Seller or any of its subsidiaries to leave the employment of Seller or any of Seller's subsidiaries and work for the Subsidiary, Purchaser or Parent or any of their representatives; provided, however, that the foregoing shall not apply to employees of the Seller hired by the Subsidiary, Purchaser or Parent or any of their representatives as a result of the use of general solicitation (such as an advertisement) not specifically directed to employees of the Seller or the Seller's subsidiaries, or (b) intentionally or purposefully interfere with any relationships between the Seller and its subsidiaries, existing customers, lessors, lessees or suppliers.

         7.8. CONDUCT OF BUSINESS BY PARENT AND SUBSIDIARY PENDING THE CLOSING. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, both Purchaser and Parent shall not, and shall cause its subsidiaries to not, take any actions which could reasonably be expected to affect its ability to fund the Purchase.

         7.9. CONTROL OF THE SUBSIDIARY'S OPERATIONS. Nothing contained in this Agreement shall give to either Parent or Purchaser, directly or indirectly, rights to control or direct the Subsidiary's operations prior to the Effective Time. Prior to the Effective Time, the Subsidiary shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

         7.10. CHERRY NAME.

         (a) Purchaser and Parent each hereby acknowledge that, except for the limited trademark license of paragraph 7.10(b) to Subsidiary for inventory and products being manufactured, nothing herein, including the sale of the Subsidiary Common Stock made hereunder, shall provide Purchaser, Parent or Subsidiary with any right, license, claim or interest in the names and marks "Cherry", "Cherry Semiconductor Corporation", "Cherry Semiconductor", "CSC", CHERRY and design and the Three Cherry and Leaf Design (the "Cherry Marks"). Except as provided in paragraph 7.10(b), promptly after the Closing Date and no later than 90 days after the Closing Date, Parent, Purchaser and Subsidiary shall remove or otherwise obliterate the Cherry Marks from all signs, letterhead, business cards, advertising media, promotional materials, manuals, packaging, labels, documents, products or things held by, sold, offered for sale or used by or for Subsidiary. On or promptly after the Closing Date, Purchaser and Subsidiary shall take whatever action is necessary at their expense to amend all licenses and permits and other deeds and registrations of Subsidiary to reflect the Subsidiary's name change (or to obtain new ones, if any terminate by operation of law) and Seller will cooperate with Purchaser and Subsidiary to effect such transfer. Within ninety (90) days after the Closing, Purchaser shall provide Seller with appropriate documentation showing that, except as allowed under paragraph 7.10(b), the name "Cherry Semiconductor Corporation" or any name similar thereto or similar to any of the Cherry Marks are no longer listed as the permit, license holder or the registrant for any licenses, permits or other registrations of the Subsidiary or displayed on any products, documents or other things held by, sold, offered for sale or used by or for the Subsidiary.

         (b) (i) Seller hereby grants to Subsidiary a limited, worldwide, paid-up, royalty free, nonexclusive license to use, for a transition period of six (6) months after the Closing, any trademark owned by Seller and used by Subsidiary as of the Closing Date as a visible trademark on or in association with Subsidiary's products current as of the Closing Date and on or in association with materials (including printed materials, advertising materials, data sheets, application notes, packing slips, packing materials, and electronic materials) used on or before the Closing Date in connection with the sale, offering for sale, distribution, or advertising of any such products of Subsidiary (collectively, the "Cherry Products"). The aforementioned license shall apply only to trademarks that are visible to a purchaser of the Cherry Products ("Licensed Visible Trademarks"). This license is personal to Subsidiary, shall not be sublicensed and shall not be assigned except as part of the sale, merger or other disposition of Subsidiary's entire business, and is granted for the six (6) month transition period to allow Subsidiary to dispose of any inventory that bears any Licensed Visible Trademark and to change tooling that places any Licensed Visible Trademark on Cherry Products.

         (ii) Notwithstanding Section 7.10(b)(i), for any Cherry Product that must be re-qualified with a product purchaser when a Licensed Visible Trademark on the Cherry Product or its packaging is changed or removed, Subsidiary shall be permitted, for up to one and one half (1 1/2) years after Closing, to use Licensed Visible Trademarks in order to continue advertising, selling and distributing Cherry Products during the period of such re-qualification.

         (iii) Seller hereby grants to Subsidiary a limited, worldwide, paid-up, royalty free, nonexclusive license to use any trademark owned by Seller and used by Subsidiary as of the Closing Date on any Cherry Product, or on "Items" such as equipment, software, or materials used in connection with the manufacture, sale, offering for sale, distribution, or advertising of Cherry Products, provided that the Items are not sold or given to purchasers or persons or entities outside of Subsidiary's business and the Cherry Products are sold or given to purchasers or persons or entities outside of Subsidiary's business only with encapsulated trademarks of Seller which are not visible to purchasers or such outside persons or entities in the ordinary course of use of such products ("Licensed Nonviewed Trademarks"). Subsidiary and its successors and assigns agree to remove the Licensed Nonviewed Trademarks when any such Cherry Product or Items are replaced by redesigned substitute products or Items or are discontinued. This license shall terminate with the discontinuance or replacement of the Cherry Products or Items bearing such Licensed Nonviewed Trademarks. The license of this subparagraph is personal to Subsidiary, shall not be sublicensed and shall not be assigned, except as part of the sale, merger or other disposition of Subsidiary's entire business.

         (iv) During the period of time that any Licensed Visible Trademark is used in connection with any Cherry Product, or any Licensed Nonviewed Trademark is included in encapsulated Cherry Products or Items not provided to purchasers or persons or entities outside Subsidiary's business, such Cherry Products or Items manufactured by Subsidiary shall meet the quality control standards required by Seller and used by Subsidiary prior to the Closing ("Quality Standards"). So long as any Licensed Visible Trademark is used by Subsidiary, or any Licensed Nonviewed Trademark is included in encapsulated Cherry Products provided to purchasers or other persons or entities outside of Subsidiary's business or used in association with Items not shown to purchasers or other persons or entities outside of Subsidiary's business, Seller shall have the right at reasonable times and on reasonable notice to conduct, during regular business hours, an examination of Cherry Products and Items manufactured and used by Subsidiary and bearing the Licensed Visible Trademark or Licensed Nonviewed Trademark (including those in-process, assembled or tested) at

Subsidiary's facilities to determine the compliance of such Cherry Products and Items with the Quality Standards. If at any time such Cherry Products and Items fail to conform to the Quality Standards, Seller shall so notify Subsidiary in writing. Upon such notification, Subsidiary shall immediately take such steps as are necessary to promptly restore the Cherry Products and Items to the required Quality Standards or, if unable to do so within a reasonable time, cease to use the Licensed Visible Trademark or Licensed Nonviewed Trademark on such Cherry Products and Items until such Quality Standards can be achieved.

         (v) Seller hereby grants to Subsidiary the right to use after the Closing all part numbers, model numbers and the like, with or without a prefix, in use by Subsidiary prior to the Closing to identify Cherry Products to customers after closing. Subsidiary shall further have the right to create and use additional part or model numbers for any series or numbering scheme in use by Subsidiary as of the Closing.

         (vi) Parent, Purchaser and Subsidiary shall indemnify and hold Seller harmless against all third party claims arising after Closing for damage or injury arising from third party use of products manufactured, distributed or sold by Subsidiary that bear the Licensed Visible Trademarks or Licensed Nonviewed Trademarks pursuant to the trademark license contained in this Section
7.10 (the "Trademark License"), provided, however, that nothing contained in this Section 7.10 shall limit or preclude any rights of Parent, Purchaser or Subsidiary to be indemnified, defended or held harmless under this Agreement, including, without limitation, under Section 12.2(b).

         7.11. WARN ACT COMPLIANCE. Parent and Purchaser shall retain full responsibility for compliance with the Worker's Adjustment and Retraining Notification Act of 1988, as amended, and be solely responsible for furnishing any required notice of any "PLANT CLOSING" or "MASS LAYOFF", as applicable, which arise as a result of any facility closings, reductions in work force or termination or other action, that Parent, Purchaser or their affiliates may cause or initiate on or after the Closing Date with respect to the Subsidiary and shall jointly and severally indemnify Seller for any liability, expense and cost related thereto, including reasonable attorneys' fees related thereto.

         7.12. NOTIFICATION OF CERTAIN MATTERS. Each of Parent and Purchaser agrees to give prompt notice to Seller of, and to use its reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice

         7.13. DIRECTORS' AND OFFICERS' INDEMNIFICATION. For a period of six years from the Effective Time, the Subsidiary shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Subsidiary or any of its subsidiaries against any loss, damage, cost or expense (including attorneys fees), judgments and fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time. The obligations of the Subsidiary under this Section 7.13 are solely those of the Subsidiary and in no event shall any claim may be made against Parent or Purchaser with respect thereto. Neither Parent nor Purchaser shall take any action which would materially impair the Subsidiary's ability to comply with its obligations under this Section 7.13.

         7.14. TRADEMARKS ASSIGNMENTS. Within ninety (90) days after the Closing, Purchaser shall cause Subsidiary to amend all of its trademark and copyright registration, and assignments for issued patents, if any, set forth on Attachment A hereto and all licenses on Schedule 4.14(a) and all permits held by the Subsidiary, at Subsidiary's expense post-Closing, to reflect the name change of the Subsidiary after the acquisition of Subsidiary Common Stock.

                                  ARTICLE VIII

                                   TAX MATTERS

         8.1. SECTION 338(H)(10) ELECTIONS. At Purchaser's request, Seller (as the common parent of the affiliated group that includes Subsidiary (the "Seller Group")) shall within the time period prescribed by law for the filing thereof, join with Parent in making a timely, irrevocable and effective election under
Section 338(h)(10) of the Code and similar elections under state and local income tax law, if applicable (collectively, the "Section 338(h)(10) Elections") with respect to Purchaser's purchase of the Subsidiary Common Stock. Purchaser shall prepare an Internal Revenue Service Form 8023 with respect to Purchaser's purchase of the Subsidiary Common Stock and such form shall be duly executed by an authorized person for each of Parent and Seller in connection with the Closing. Purchaser shall prepare the state and local tax forms, if any, necessary for effectuating the Section 338(h)(10) Elections in the applicable states (the "State Forms") and any schedules (the "Tax Schedules") required to be attached to the Internal Revenue Service Form 8023 or the State Forms (collectively, the "Forms"). Seller shall provide any cooperation the Purchaser shall reasonably require in preparing the Tax Schedules and State Forms and shall execute any State Forms presented to it by Purchaser. Purchaser shall duly and timely file the Forms (together with the applicable Tax Schedules) as prescribed by Treasury Regulation Section 1.338(h)(10)-1 (as in effect and as it may hereafter be amended) or the corresponding provisions of state and local income tax law. Parent, Purchaser and Seller shall prepare all relevant Tax Returns in a manner consistent with the Tax Schedules.

         8.2. LIABILITY FOR TAXES

         (a) Except to the extent such Taxes are taken into account as a liability in the determination of the Closing Date Net Working Capital Amount, Seller shall be liable for, and shall indemnify and hold Parent, Purchaser and the Subsidiary harmless from, (i) any Taxes


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caused by or resulting from the sale of the Subsidiary Common Stock (including, without limitation, all Taxes arising from the Section 338(h)(10) Elections),
(ii) any Taxes imposed on or incurred by the Subsidiary arising out of the inclusion of the Subsidiary in the Seller Group, any predecessor group or any combined, consolidated, unitary or similar group (a "Group") prior to the Closing Date, or with respect to the Taxes of any other person as successor or transferee, by contract or otherwise, (iii) any Taxes imposed on or incurred by the Subsidiary (or any Group with respect to the taxable items of the Subsidiary) for any taxable period ending on or before the Closing Date (or the portion, determined as described in paragraph (c) of this Section 8.2, of any such Taxes for any taxable period beginning on or before and ending after the Closing Date which is allocable to the portion of such period occurring on or before the Closing Date (the "Pre-Closing Period")) except for Taxes arising from transactions by the Subsidiary outside the ordinary course of business on the Closing Date after the Closing, (iv) any sales, use, value added, transfer, real property transfer or gain, gross receipts, excise, stamp, documentary or similar Taxes arising from the transactions contemplated in this Agreement, (v) any Taxes arising out of a breach of the representations contained in Section
4.8 hereof and (vi) any attorneys' fees or other costs incurred by Purchaser or the Subsidiary in connection with any payment from Seller under this paragraph
(a) of Section 8.2.

         (b) Parent and Purchaser shall be liable for, and shall indemnify and hold Seller harmless from, (i) any Taxes imposed on or incurred by or with respect to the Subsidiary for which Seller is not liable under paragraph (a) of this Section 8.2 and (ii) any attorneys' fees or other costs incurred by Seller in connection with any payment from Parent and Purchaser under this paragraph
(b) of Section 8.2.

         (c) Whenever it is necessary for purposes of paragraph (a) or (b) of this Section 8.2 to determine the portion of any Taxes imposed on or incurred by the Subsidiary (or any Group) for a taxable period beginning on or before and ending after the Closing Date which is allocable to the Pre-Closing Period, the determination shall be made, in the case of property, ad valorem or similar Taxes (which are not measured by, or based upon, production) or franchise or capital Taxes (which are not measured by, or based upon, net income), on a per diem basis, except any consequences of the Section 338(h)(10) Elections shall be excluded, and, in the case of other Taxes, by assuming that the Pre-Closing Period constitutes a separate taxable period of the Subsidiary and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Period ratably on a per diem basis, any deductions resulting from any payments made by Subsidiary or Seller under Sections 9.1 or 9.4 below shall be allocated to the Pre-Closing Periods and any consequences of the
Section 338(h)(10) Elections shall be excluded).

         (d) Seller and Purchaser will, to the extent permitted by applicable law, elect with the relevant taxing authorities to close all taxable periods of the Subsidiary as of the close of business on the Closing Date.

         (e) Purchaser agrees to pay to Seller any refund received after the Closing Date by Parent, Purchaser or Subsidiary, in respect of any Taxes for which Seller is liable under paragraph (a) of this Section 8.2, except to the extent such refund is taken into account as an asset in the determination of the Post-Closing Adjustment. Seller agrees to pay to Purchaser any refund received by Seller in respect of any Taxes for which Parent or Purchaser is liable under paragraph (b) of this
Section 8.2. The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party for the account of the other party shall be paid to such other party within thirty (30) days after such refund is received.

               (f) (i) Seller and Purchaser agree that any payment made with respect to Taxes pursuant to this Section 8.2 or as an indemnity under
          Article XII shall be treated by the parties on their Tax Returns as an adjustment to the Purchase Price for the Subsidiary Common Stock.

               (ii) If, contrary to the intent of the parties as expressed hereof, any payment made pursuant to this Agreement is treated as taxable income of the recipient, then the payor shall indemnify and hold harmless the recipient from any liability for Taxes attributable to the recipient of such payment. For purposes of this Section, the indemnified party will be considered to be liable for Tax in respect of any payment treated as taxable income at the highest marginal tax rate then in effect for corporations in the jurisdiction so characterizing the payment for the year such payment is considered to be earned by the indemnified party.

         8.3. TAX PROCEEDINGS. In the event Purchaser or the Subsidiary or any of their affiliates receives notice (the "Proceeding Notice") of any examination, claim, adjustment or other proceeding with respect to the liability of the Subsidiary for Taxes for any period for which Seller is or may be liable under paragraph (a) of Section 8.2, Purchaser shall notify Seller in writing thereof (the "Purchaser Notice") no later than the earlier of (a) thirty (30) days after the receipt by Purchaser, the Subsidiary or any of their affiliates of the Proceeding Notice, or (b) ten (10) days prior to the deadline for responding to the Proceeding Notice. As to any such Taxes for which Seller acknowledges in writing that it is solely liable under paragraph (a) of Section 8.2, Seller shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment or other proceeding, provided Seller notifies Purchaser in writing that it desires to do so no later than the earlier of (i) thirty (30) days after receipt of the Purchaser Notice, or (ii) five (5) days prior to the deadline for responding to the Proceeding Notice. The parties shall cooperate with each other and with their respective affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 8.3.

         8.4. PAYMENT OF TAXES. All Taxes with respect to the Subsidiary shall be paid by the party that is legally responsible therefor. Except as otherwise provided in this Article VIII, any amount to which a party is entitled under this Article VIII shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated stating that the Taxes to which such amount relates are due and providing details supporting the calculation of such amount.

         8.5. TAX RETURNS. (a) All Tax Returns which relate to any income Taxes of the Subsidiary shall be prepared and filed by the party that is legally responsible therefor. For all other Tax Returns, Seller shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all such Tax Returns required by law to be filed by the Subsidiary or any of its Subsidiaries, on or prior to the Closing Date. All taxable items of the Subsidiary for the period beginning on March 1 of the calendar year in which the Closing occurs and extending through the Closing (and, to the extent required in the applicable regulations, through the close of business on the Closing Date, but in no event including items arising from transactions by the Subsidiary outside the ordinary course of business after the Closing) will be included in the consolidated federal income Tax Return of the Seller Group will be correct and complete in all material respects and will be reported on a basis consistent with previously filed Tax Returns. All Taxes indicated as due and payable on such Tax Returns shall be paid by Seller as and when required by law. Purchaser and its affiliates, including the Subsidiary, shall cooperate with Seller and shall make available all necessary records and timely take all action necessary to allow Seller and its affiliates to prepare and file the Tax Returns which they are responsible for preparing and filing under this Section 8.5.

         (b) The Subsidiary (or, where relevant, the combined or consolidated group of which the Subsidiary is a member) shall be responsible for the timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed by the Subsidiary after the Closing Date, it being understood that all Taxes indicated as due and payable or such returns shall be the responsibility of the Purchaser or the Subsidiary, except for such Taxes which are the responsibility of Seller pursuant to Section 8.2, which Seller shall pay as and when required by law.

         8.6. TAX ALLOCATION ARRANGEMENTS. Effective as of the Closing, all liabilities and obligations between the Subsidiary, on one hand, and Seller and any affiliates thereof, on the other hand, under any tax indemnity, sharing, allocation or similar agreement or arrangement in effect prior to the Closing shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable. Seller and its affiliates shall execute any documents necessary to effectuate the provisions of this Section 8.6.

         8.7. COOPERATION AND EXCHANGE OF INFORMATION. Each party will provide, or cause to be provided, to the other party copies of all correspondence received from any taxing authority by such party or any of its affiliates in connection with the liability of the Subsidiary for Taxes for any period for which such other party is or may be liable under paragraph (a) or (b) of Section
8.2. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return or claim for refund, in determining a liability or a right of refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or their respective affiliates. The parties and their affiliates will preserve and retain all Tax Returns, schedules, work papers and all material records or other documents relating to any such Tax Returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (including extensions) of taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to the other party or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Subsidiary as they shall deem necessary. Any information obtained pursuant to this Section 8.7 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 8.7 at its own expense.

         8.8. CONFLICT. In the event of a conflict between the provisions of this Article VIII and any other provisions of this Agreement, the provisions of this Article VIII shall control.

                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

         9.1. OPTION PLANS. Simultaneously with the Closing, the Seller shall take such action as may be necessary to cause each Option to be canceled in exchange for a cash payment, in full satisfaction thereof, in the amount equal to that which would have been received in the transactions contemplated hereby by the option holder had the Option been exercised immediately prior to the Effective Time, less the aggregate exercise price which such option holder would have been required to pay upon such exercise (the "OPTION CASH-OUT AMOUNT"). Seller shall pay Subsidiary prior to the Closing, and Subsidiary shall pay to each holder of an Option simultaneously with the Closing, the Option Cash-Out Amount. Effective as of the Effective Time and subject to the consummation of the transactions contemplated hereby, Seller shall, or shall cause the Subsidiary to, terminate the Option Plan.

         9.2. SELLER AND SUBSIDIARY BENEFIT PLANS. From and after the Closing, Seller shall remain solely responsible for all liabilities and obligations under
(i) the Seller Benefit Plans (other than those Seller Benefit Plans that are Subsidiary Plans) and (ii) the agreements listed on Schedule 4.12 under the heading "Agreements Regarding Section 4999 Payments" and shall honor the obligations thereunder in respect of the employees and former employees of the Subsidiary or any of its subsidiaries. Notwithstanding the foregoing, (i) with respect to those Subsidiary Plans that are cash bonus or other incentive compensation plans, the Seller shall remain responsible for, and shall indemnify the Subsidiary from and against or pay or reimburse the Subsidiary for, any Damages in excess of the amounts reserved therefor on the Closing Date Balance Sheet accrued or payable under such bonus or incentive compensation plans in respect of any periods preceding the Closing Date and (ii) with respect to the Option Plan (including, without limitation, Damages relating to claims made by holders of Options in respect of the Option Cash-Out Amount) and the agreements listed on Schedule 4.12 under the heading "Success Bonus Agreements", the Seller shall remain responsible for, and shall indemnify the Subsidiary from and against or pay or reimburse the Subsidiary for, any liabilities payable by the Subsidiary in respect of the Option Plan or agreements in excess of the amount contributed by the Seller to the Subsidiary prior to the Closing to fund the amounts payable under such Plan (in accordance with Section 9.1 hereof) and agreements.

         9.3. CERTAIN NEW PLANS.

         (a) Prior to the Closing Date, the Seller shall cause the Subsidiary to establish a defined contribution plan and related trust (the "SUBSIDIARY 401(K) PLAN") that is qualified under Sections 401(a) and 401(k) of the Code and that contains terms and conditions that are substantially the same as the terms and conditions of The Cherry Corporation Savings and Retirement Plan and related trust, as in effect on the date hereof (the "CHERRY 401(K) PLAN"), except that the Subsidiary 401(k) Plan shall cover only employees of the Subsidiary. Prior to the Closing Date and in connection with the establishment of the Subsidiary 401(k) Plan, the Seller shall cause the trustee under the Cherry 401(k) Plan to transfer to the trust forming part of the Subsidiary 401(k) Plan assets, in cash and/or pro rata in kind, at fair market value, equal to the aggregate account balances (both vested and unvested) of the employees of the Subsidiary who are participants in the Cherry 401(k) Plan immediately prior to such transfer and otherwise in accordance with the requirements of Section 414(l) of the Code.

         (b) Prior to the Closing Date, the Seller shall cause the Subsidiary to establish a non-qualified deferred compensation program and related grantor trust (the "SUBSIDIARY DEFERRED COMPENSATION PROGRAM") that contains terms and conditions that are substantially the same as the terms and conditions of The Cherry Corporation Deferred Compensation Program and related grantor trust, as in effect on the date hereof (the "CHERRY DEFERRED COMPENSATION PROGRAM"), except that the Subsidiary Deferred Compensation Program shall cover only employees of the Subsidiary who are participants in the Cherry Deferred Compensation Program on the date hereof (the "DEFERRED COMPENSATION PROGRAM PARTICIPANTS"). Prior to the Closing Date and in connection with the establishment of the Subsidiary Deferred Compensation Program, the Seller shall cause the trustee under the Cherry Deferred Compensation Program to transfer to the trust forming part of the Subsidiary Deferred Compensation Program assets, in cash and/or pro rata in kind, at fair market value, equal to the aggregate account balances of the Deferred Compensation Program Participants, valued as of the actual date of transfer.

         9.4. FUNDING OF SUCCESS BONUS. Seller shall pay Subsidiary prior to the Closing an amount equal to amounts required to paid under the Success Bonus Agreements as a result of the transactions contemplated hereby, and Subsidiary shall pay all such amounts to the employees entitled to receive payments under the Success Bonus Agreements promptly after the Effective Time.

         9.5. NO LIMITATION. Notwithstanding anything to the contrary contained in this Agreement, there shall be no limitation on the Seller's obligations under this Article IX or the indemnification relating thereto. Without limiting the generality of the foregoing, the Seller's obligations under this Article IX or to indemnify Parent and Purchaser for any breach thereof shall not be limited in any respect by operation of the provisions of Section 5.5 or Section 12.3 of this Agreement.

                                   ARTICLE X

           CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND PURCHASER

         The obligation of Parent and Purchaser to consummate the transactions contemplated by this Agreement is subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Parent and Purchaser):

         10.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Seller contained herein shall be accurate in all Material Respects (except that the representation and warranty contained in the first sentence of Section 4.7 shall be true and correct in all respects) when made and as of the Closing Date (except as to matters arising from the date of this Agreement through Closing in the ordinary course of business). Seller shall have performed all obligations and complied in all Material Respects with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing. Seller shall have delivered an Officer's Certificate confirming the matters in each of the foregoing sentences; provided, however, that such certificate may disclose any facts or circumstances arising after the date hereof which would cause any representations and warranties to be incorrect or agreements or covenants to be unfulfilled and if Parent and Purchaser nevertheless decide to Close, the breach or failure shall be deemed cured and may not be relied upon by Parent and Purchaser to avoid any of its obligations hereunder, impose any liabilities or obligations upon Seller or otherwise recover from Seller with respect thereto.

         10.2. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

         10.3. HART-SCOTT-RODINO. The waiting period under the HSR Act required to permit the consummation of the transactions provided for herein shall have expired or early termination shall have been granted.

         10.4. CURE PERIOD. If any of the conditions set forth in Section 10.1 are not satisfied in all Material Respects, Seller shall have until the date specified in Section 13.1(c) to cure such condition (the "CURE Period"). "MATERIAL RESPECT" with respect to Section 10.1 being one which, disregarding any reference to materiality or Material Adverse Effect contained in the relevant representation, warranty or covenant, has a material impact on the value of the Subsidiary or on the ability of the Subsidiary to carry on the business of the Subsidiary in substantially the same manner as it was carried on by the Subsidiary immediately prior to the Closing. If Seller does not cure such condition within the Cure Period and Purchaser and Parent choose not to waive such condition, then Parent and Purchaser's sole remedy under the Agreement shall be as set forth in Article XIII.

         10.5. PARENT REQUIRED CONSENTS AND APPROVALS. The consents and approvals described on Schedule 5.2 (the "PARENT REQUIRED CONSENTS AND APPROVALS") shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect.

                                   ARTICLE XI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Seller):

         11.1. ACCURACY OF WARRANTIES AND PERFORMANCE OF COVENANTS. The representations and warranties of Purchaser and Parent contained herein shall be accurate in all Material Respects when made and as of the Closing Date. Purchaser and Parent shall have each performed all obligations and complied in all Material Respects with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing. Purchaser and Parent shall each have delivered an Officer's Certificate confirming the matters set forth in each of the foregoing sentences.

         11.2. NO PENDING ACTION. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

         11.3. HART-SCOTT-RODINO. The waiting period under the HSR Act required to permit the consummation of the transactions provided for herein shall have expired or early termination shall have been granted.

         11.4. CURE PERIOD. Other than with respect to the deliveries required by Section 3.2 and Section 5.7, if any of the conditions set forth in Section
11.1 are not satisfied in all Material Respects, Purchaser shall have until the date specified in Section 13.1(d) to cure such condition. "MATERIAL RESPECT" with respect to Section 11.1 being one which has a material effect on Purchaser's ability to consummate this Agreement and the transactions contemplated herein. If Purchaser does not cure such condition within the cure period set forth above and Seller chooses not to waive such condition, Seller's sole remedy under the Agreement shall be as set forth in Article XIII.

                                  ARTICLE XII

                          SURVIVAL AND INDEMNIFICATION

         12.1. SURVIVAL. All covenants and agreements contained in this Agreement shall survive until fully performed or for as long as provided therein. All representations and warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing, and thereafter shall expire and be of no force or effect, through June 30, 2001; provided that (i) the representations and warranties set forth in
Section 4.19 (the "ENVIRONMENTAL REPRESENTATIONS") shall survive until the fifth anniversary of the

Closing Date and (ii) the representations and warranties set forth in Section
4.8 (the "Tax Representations") shall survive for ninety (90) days after the expiration of the applicable statute of limitations. Thereafter, such representations, warranties, covenants and agreements shall be of no further force or effect. Any claim for indemnification that is asserted by written notice as provided in Article XII (which shall survive until the claim is resolved) within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise.

         12.2. INDEMNIFICATION.

         (a) Subject to the provisions and limitations contained herein, Purchaser and Parent shall jointly and severally indemnify, defend and hold harmless Seller from and against any and all loss, liabilities, damage, cost or expense (including reasonable attorneys' fees and expenses and fees and expenses of accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), judgments and fines (collectively, "DAMAGES") caused by or arising out of any breach of a representation or warranty or failure to fulfill any covenant or agreement of either Purchaser or Parent contained herein.

         (b) Subject to the provisions and limitations contained herein, Seller shall indemnify and hold harmless Purchaser from and against any Damages caused by or arising out of any breach of a representation or warranty or failure to fulfill any covenant or agreement of Seller contained herein.

         12.3. GENERAL PROVISIONS RELATING TO INDEMNIFICATION.

         (a) (i) Except as provided in Section 12.3(a)(ii) below with respect to the Environmental Representations and as set forth in the last sentence of this
Section 12.3(a)(i), Seller shall not be required to make any payments pursuant to this Article XII, unless and until the aggregate amount of all claims against Seller pursuant to this Article XII shall exceed an amount equal to $2,500,000 (the "THRESHOLD AMOUNT"), as to which Seller shall be responsible only for the excess over the Threshold Amount. The maximum aggregate amount recoverable from Seller with respect to any claims relating to this Agreement or the transactions contemplated hereby shall not exceed $25,000,000 (which amount is inclusive of the amounts set forth in Section 12.3(a)(ii) below but exclusive of the amounts set forth in the subsequent sentence of this Section 12.3(a)(i)). The limitations set forth in the first two sentences of this Section 12.3(a)(i) shall not apply to the Post-Closing Adjustment Amount or any claim for indemnification arising out of or relating to a breach of the representations, warranties and covenants set forth in Sections 4.1, 4.2 or 4.3, the Tax Representations, Article VIII and Article IX and the maximum amount recoverable with respect to Sections 4.1, 4.2 or 4.3, the Tax Representations, Article VIII and Article IX shall be an amount equal to the Purchase Price.

         (ii) Solely with respect to the Environmental Representations, Seller shall not be required to make any payments pursuant to this Article XII with respect to the Environmental Representations, unless and until the aggregate amount of all claims against Seller solely with respect to the Environmental Representations shall exceed an amount equal to $500,000 (the "ENVIRONMENTAL THRESHOLD AMOUNT"), as to which Seller shall be responsible only for the excess over the Environmental Threshold Amount. Notwithstanding the amounts set forth in Section 12.3(a)(i), the maximum aggregate amount recoverable from Seller with respect to any claims relating to breaches of the Environmental Representations or relating to the environmental conditions of the Real Estate and the Leased Real Estate shall not exceed $5,000,000. For avoidance of doubt, the parties hereby confirm that Seller shall not be required to defend, indemnify or hold harmless Purchaser with respect to any Damages related to the presence of tetrachloroethene (PCE) which is either (i) addressed in the Settlement Agreement and Covenant Not To Sue - Re property at 1900 South County Trail Case #97-058 (Brownfield Agreement) or (ii) identified in the Johnson Company reports and studies completed by or on behalf of Purchaser and Parent (including any PCE contamination related to the PCE contamination identified in those reports and studies).

                  (iii) Except with respect to the payment of the purchase price and amounts related to breaches of the obligations under Sections 5.1, 5.2, 7.5, 7.10, 7.11, 7.13 and 13.2, Purchaser shall not be required to make any payments pursuant to this Article XII, unless and until the aggregate amount of all claims against Purchaser pursuant to this Article XII shall exceed an amount equal to the Threshold Amount, as to which Purchaser shall be responsible only for the excess over the Threshold Amount. The maximum aggregate amount recoverable from Purchaser with respect to any claims relating to this Agreement or the transactions contemplated hereby shall not exceed an amount equal to $25,000,000. The limitations set forth in the first two sentences of this
Section 12.3(a)(iii) shall not apply to any claim for indemnification arising out of or relating to a breach of the representations, warranties and covenants set forth in Sections 5.1, 5.2, 7.5, 7.10, 7.11, 7.13 and 13.2 and the maximum amount recoverable with respect Sections 5.1, 5.2, 7.5, 7.10, 7.11 and 7.13 shall be an amount equal to the Purchase Price.

         (b) The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification as soon as reasonably possible but in any event within thirty
(30) days after it obtains knowledge of the basis for a claim for indemnification hereunder. The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities and damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, actual reduction in tax paid or other benefits actually received as a result of the facts and circumstances relating to any indemnifiable claim. If any Damages are covered by insurance, then Purchaser shall use all reasonable efforts to recover the amount of such Damages from the insurer of such insurance which recovery shall reduce the amount of Damages hereunder in which event Damages shall include the amount of any increase in insurance premiums directly resulting from the recovery. In the event the Indemnified Party receives amounts from the insurer after a claim for indemnification has been paid hereunder, then such amounts shall be paid to the Indemnifying Party.

         (c) With respect to each third party claim subject to this Article XII (a "THIRD PARTY CLAIM"), the party seeking indemnification (the "INDEMNIFIED PARTY") must give prompt notice to the indemnifying party (the "INDEMNIFYING PARTY") of the Third Party Claim, provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the indemnifying party is prejudiced thereby. The Indemnifying Party may, at its sole cost and expense, upon notice to the Indemnified Party within thirty (30) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim, with counsel of its choice reasonably acceptable to the Indemnified Party. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless (i) the settlement or judgment is solely for money damages not requiring an acknowledgment of fault from the Indemnified Party and the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from Damages arising from the settlement, or (ii) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall provide the Indemnified Party with thirty (30) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of (but not control) any Third Party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis. If the Indemnifying Party does not assume the defense of any such claim or proceeding resulting therefrom in accordance with the terms hereof, the Indemnified Party may defend such claim or proceeding in a reasonable manner, including settling such claim or proceeding on such terms as the Indemnified Party may deem appropriate after giving thirty (30) days' notice of the same to the Indemnifying Party and obtaining the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

         (d) No party shall have any obligation to indemnify another party or otherwise have liability hereunder for consequential damages, special damages, incidental damages, indirect damages, lost profits or similar items.

         (e) Seller shall have no liability under this Article XII to the extent arising from actions taken or not taken by Parent, Purchaser or its affiliates after the Closing Date.

         (f) Neither Parent nor Purchaser shall bring a claim or be entitled to indemnification with respect to a breach of any representation, warranty, covenant or agreement of which either Parent or Purchaser had actual knowledge at the date of this Agreement of the facts and circumstances of the breach underlying such claim and the extent of such breach.

         (g) To the extent that Seller discharges any claim for indemnification hereunder, Seller shall be subrogated to all rights of both Parent and Purchaser against third parties.

         (h) After the Closing, the indemnification rights provided hereunder and the provisions of Section 3.5, Section 7.5, Section 7.10, Section 7.11,
Section 7.13, Section 14.12, Article VIII and Article IX shall be the exclusive remedy of Seller, Parent and Purchaser with respect to any dispute arising out of or related to this Agreement.

         (i) If during the five year period commencing on the Closing Date, Seller shall experience a Change of Control, then in connection with the closing of such Change of Control transaction, Seller shall provide Purchaser with either (i) a letter of credit payable to Purchaser in an amount equal to the maximum amount then recoverable by Purchaser for a breach of the Environmental Representation to ensure payment by Purchaser in the event of any valid claim for indemnification hereunder or (ii) sufficient evidence reasonably satisfactory to Purchaser that the purchaser and/or surviving entity of such Change of Control transaction has a sufficient financial net worth to satisfy Seller's indemnification obligations hereunder. A "CHANGE OF CONTROL" shall mean (i) a transaction in which all of the shares of Seller's common stock are exchanged for cash or other securities of a third party and such transaction results in the Seller's stockholders holding less than fifty percent (50%) of the voting power of the surviving entity, (ii) Seller's consolidation with or merger into any other person pursuant to which Seller shall not be the continuing or surviving corporation, or (iii) a sale or transfer of all or substantially all of the Seller's assets.

         12.4. CHARACTERIZATION AS PRICE ADJUSTMENT. All amounts paid pursuant to this Agreement by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to the Purchase Price.

                                  ARTICLE XIII

                                   TERMINATION

         13.1. TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

         (a) by the mutual written consent of Seller and Parent;

         (b) by Seller or Parent if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by Parent, if one or more of the conditions to the obligation of Purchaser and Parent to Close has not been fulfilled by May 31, 2000, or if Subsidiary shall have suffered a Material Adverse Effect that does not generally affect the industry in which Subsidiary operates and which is not capable of cure;

         (d) by Seller, if one or more of the conditions to the obligation of Seller to Close has not been fulfilled by May 31, 2000; and

         (e) by Seller, if all of the conditions precedent to the obligations of Parent and Purchaser to Close that are set forth in ARTICLE X of this Agreement (other than Section 10.5) have been fulfilled and Parent or Purchaser fails to waive the conditions precedent set forth in Section 10.5 of this Agreement within 5 business days of receipt of written notice from Seller that all other conditions precedent set forth in ARTICLE X have been fulfilled.

         13.2. EFFECT OF TERMINATION.

         (a) If any party terminates this Agreement pursuant to Section 13.1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach and except with respect to Section 13.2(b)); provided, however, that the provisions of Section 7.3, Section 13.1, this Section 13.2 and Section
14.3 shall survive termination of this Agreement. Nothing in this Section 13.2(a) shall relieve any party from liability for any willful or intentional breach of this Agreement.

         (b) In the event that:

               (i) all of the conditions precedent to the obligations of Parent and Purchaser set forth in ARTICLE X of this Agreement have been fulfilled, and either Parent or Purchaser fails to consummate the transactions contemplated by this Agreement and Seller is willing and able to consummate the transactions contemplated hereby and has furnished Parent with a written demand to effect the Closing which is not complied with within 3 business days of delivery of such notice; or

               (ii) Parent terminates this Agreement for failure to satisfy the conditions in Section 10.5 if all of the other conditions precedent to the obligations of Parent and Purchaser to Close that are set forth in
          ARTICLE X have been fulfilled or Seller terminates this Agreement pursuant to Section 13.1(e),

then Parent or Purchaser shall pay Seller $2.5 million in immediately available funds within 3 business days of Seller's delivery of notice (in the case of the foregoing clause (i)) or Seller's termination (in the case of the foregoing clause (ii)). The Parties agree that the amount provided for in this Section 13.2(b) is in the nature of liquidated damages and does not constitute a penalty. The parties agree that such amount is reasonably intended to compensate the Seller for its expenses incurred in connection with the negotiation of this Agreement and any lost opportunity resulting from the Buyer's failure to consummate the transactions contemplated hereby and, upon payment of such amount by the Purchaser, the Seller and Subsidiary waive any and all rights to any payments, damages, amounts, costs, fees or other expenses, and agree that they shall not bring any action, suit or proceeding of any kind to recover any amounts in connection with any breach by Parent or Purchaser of this Agreement.

                                  ARTICLE XIV

                               GENERAL PROVISIONS

         14.1. AMENDMENTS AND WAIVER. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         14.2. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be, personally delivered or sent by facsimile transmission with confirming copy sent by overnight courier (such as Express Mail, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

         (a) If to Seller:

                           Mr. Peter B. Cherry
                           The Cherry Corporation
                           3600 Sunset Avenue
                           Waukegan, IL  60087
                           Facsimile No.:  (847) 360-3390

                           With copies to:

                           Mr. William J. Quinlan
                           McDermott, Will & Emery
                           227 West Monroe Street
                           Chicago, IL  60606
                           Facsimile No.:  (312) 984-3669

(b)      If to Purchaser or Parent:

                           On Semiconductor
                           5005 E. McDowell Rd.
                           M/D:  C302
                           Phoenix, AZ 85008
                           Attention:  Chief Executive Officer
                           Facsimile No.:  (602) 244-4830

                           With copies to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, NY 10006
                           Attention:  Paul J. Shim
                           Facsimile No.:

                           On Semiconductor
                           5005 E. McDowell Rd.
                           M/D:  A700
                           Law Department
                           Phoenix, AZ 85008
                           Attention:  General Counsel
                           Facsimile No.:  (602) 244-5601

Any party may change its address or add or change parties for receiving notice by written notice given to the others named above. Notices shall be deemed given as of the date of receipt.

         14.3. EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

         14.4. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.5. SUCCESSORS AND ASSIGNS; BENEFICIARIES. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. No party may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party; provided, however, Parent and Purchaser may assign this Agreement to an existing affiliate of Purchaser as long as (i) the Parent and Purchaser agree to remain liable for all obligations of Parent and Purchaser hereunder and (ii) the assignee has funds that are sufficient to enable assignee to consummate the transactions contemplated hereby on a timely basis. No third party shall be entitled to enforce any provision hereof; and no third party is intended to benefit from this Agreement. In the event of a merger, consolidation, sale of assets, change of control, or similar transaction involving any party to this Agreement, such party shall cause its successor or transferee (as the case might be) to assume all its obligations and duties under this Agreement.

         14.6. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

         14.7. ANNOUNCEMENTS. No announcement of the specific terms of this Agreement shall be made by any party without the written approval of the other party (which approval shall not be unreasonably withheld), except for filings required under the HSR Act and as otherwise required by applicable law.

         14.8. PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court or competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         14.9. GOVERNING LAW; JURISDICTION. This Agreement shall be interpreted in accordance with the substantive laws of the State of Delaware applicable to contracts made and to be performed wholly within said State. All disputes, legal actions, suits and proceedings arising out of or relating to this Agreement shall be brought in a federal district or state court located in Chicago, Illinois. Each party hereby consents to the jurisdiction of the federal district or state court in Chicago, Illinois. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in the federal district or state court of Chicago, Illinois has been brought in an improper or inconvenient venue or forum.

         14.10. OTHER RULES OF CONSTRUCTION. References in this Agreement to sections, schedules, attachments and exhibits are to sections of, and schedules, attachments and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.11. AUTHORSHIP. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

         14.12. SPECIFIC PERFORMANCE. Parent, Purchaser and Seller recognize that any breach of the terms of this Agreement may give rise to irreparable harm to Parent, Purchaser or Seller for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, the non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of a remedy of money damages.

         14.13. JOINT AND SEVERAL OBLIGATIONS. Even if not expressly stated in the particular instance, each of Parent and Purchaser are jointly and severally liable for all of the obligations of the other provided for or referred to herein.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

PURCHASER:                                       SELLER:

SEMICONDUCTOR COMPONENTS                         THE CHERRY CORPORATION
     INDUSTRIES, LLC

By: /s/ James M. Thorburn                        By: /s/ Peter Cherry
    ----------------------------------------         --------------------------
Its: Senior Vice President and Chief                 Its: Chairman and President
     Operating Officer
    ---------------------------------------
     James M. Thorburn

PARENT:

SCG HOLDING CORPORATION

By: /s/ James M. Thorburn
    ---------------------------------------
Its: Senior Vice President and Chief
      Operating Officer
    ---------------------------------------
     James M. Thorburn